Exhibit 99.2

Applied DNA Announces Pricing of $2.75 Million Offering of Common Stock and Warrants

STONY BROOK, N.Y. – December 21, 2018 – Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the "Company"), a leader in large-scale PCR-based DNA manufacturing, announced today the pricing of an underwritten public offering of 5,500,000 shares of its common stock and warrants to purchase up to an aggregate of 5,500,000 shares of the Company’s common stock. Each share of common stock and each warrant to purchase one share of common stock is being sold at a combined effective price to the public of $0.50.

Gross proceeds, before underwriting discounts and commissions and estimated offering costs, are expected to be approximately $2.75 million. Applied DNA has granted the underwriter an over-allotment option, exercisable for a period of 45 days, to purchase up to 825,000 additional shares of its common stock and/or 825,000 warrants to purchase common stock at the public offering price less discounts and commissions. The offering is expected to close on or about December 26, 2018, subject to satisfaction of customary closing conditions.

The warrants will be exercisable immediately at an exercise price of $0.50 per share and will expire five years from the date of issuance. The warrants include an adjustment provision that, subject to certain exceptions, reduces their exercise price if the Company issues common stock or common stock equivalents at a price lower than the then-current exercise price of the warrants, subject to a minimum exercise price of $0.14 per share.

Applied DNA intends to use the net proceeds from this offering for working capital, capital expenditures, business development and research and development expenditures.

Maxim Group LLC is acting as sole book-running manager for the offering.

The securities described above are being offered under the Company’s shelf registration statement on Form S-3 (No. 333-218158), previously filed with and declared effective by the U.S. Securities and Exchange Commission (SEC). The securities were offered by means of a preliminary prospectus supplement and accompanying prospectus, forming a part of the effective registration statement. The final prospectus supplement and accompanying prospectus related to the offering will be filed with the SEC and will be available on the website of the SEC at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying prospectus also may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3745. Before you invest, you should read the prospectus supplement and the accompanying prospectus in the registration statement and other documents Applied DNA has filed or will file with the SEC for more complete information about Applied DNA and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping and DNA mass production for diagnostics, personalized medicine and therapeutics.

Applied DNA makes life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion.

Forward Looking Statements

The statements made by Applied DNA in this press release may be "forward-looking" in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe Applied DNA's future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA including the substantial doubt relating to the Company’s ability to continue as a going concern. Actual results could differ materially from those projected due to its history of net losses, limited financial resources, limited market acceptance, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s product candidates will advance further in preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies, shifting enforcement priorities of US federal laws relating to cannabis, and various other factors detailed from time to time in Applied DNA's SEC reports and filings, including our Annual Report on Form 10-K filed on December 18, 2018 and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay M. Hurry, 212-838-3777, LHA Investor Relations, shurry@lhai.com

Web: www.adnas.com

Twitter: @APDN